Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statements on Forms S-3 (Nos. 333-146171, 333-113015, 333-112123, 333-88726, 333-44298, 333-40408, 333-89159, 333-75175 and 333-74775), and Forms S-8 (Nos. 333-158375, 333-149108, 333-144516, 333-130454, 333-67384, 333-67386, 333-80065, 333-80067 and 333-80069) of Alseres Pharmaceuticals, Inc. and Subsidiaries of our report dated March 31, 2010, relating to our audit of the consolidated financial statements, which appears in the Annual Report on Form 10-K of Alseres Pharmaceuticals, Inc. and Subsidiaries for the year ended December 31, 2009. Our report dated March 31, 2010, relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.
/s/ McGladrey & Pullen, LLP
Burlington, MA
March 31, 2010